POWER TECHNOLOGY, INC. RECEIVES NOTICE FROM UNITED STATES PATENT AND TRADEMARK OFFICE OF ALLOWABILITY OF PATENT TO ITS CORE BATTERY TECHNOLOGY

HOUSTON, TEXAS - Wednesday, March 8, 2006 (PRWEB/PRIMEZONE) - Power Technology, Inc. (OTCBB: PWTC) announced today that it has received formal written notice from the United States Patent and Trademark Office of the Allowability of a Patent for its core battery technology.

Bernard J. Walter, Chairman and CEO of Power Technology, commented “We are delighted to announce that the US Patent Office has notified us that our patent claims will be allowed, thus allowing us to pursue the commercialization of our technology with intellectual property protection. We are proud to be developing and protecting our unique battery technology to serve as an alternative energy resource for many uses, including battery powered bicycles, hybrid vehicles, electric vehicles and solar energy. ”

The Power Technology invention is a battery comprised of electrical current collectors constructed of reticulated vitreous carbon covered with a thin layer of a lead tin alloy. The current collectors create up to four times higher surface area for electrochemical reactions to take place compared to those in a typical lead acid battery, which results in a battery with higher efficiency and higher capacity meaning more electricity is generated. Joey Jung, Chief Technology Officer of Power Technology, is an inventor and developer of the technology.

About Power Technology: Power Technology, Inc. is a Research and Development Company engaged in activities regarding alternative battery technology using materials with up to 50% less weight and significantly less lead content than conventional batteries. The Company is in the early stages of commercializing its technology, and has designed equipment and systems to manufacture its patent pending batteries.

Please visit our website at www.PWTCBATTERY.com for more information or call the company directly at 713-621-4310.

All forward-looking statements are, by necessity, only estimates of future results and actual results achieved by Power Technology, Inc. (PWTC) may differ materially from these statements due to a number of factors. PWTC assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

SOURCE:	Power Technology, Inc.
CONTACT:	Power Technology, Inc. Bernard J. Walter, CEO